Exhibit 10(xcii)

AMENDMENT NO. 3
TO THE
NACCO MATERIALS HANDLING GROUP, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN
(EFFECTIVE AS OF JANUARY 1, 2000)

     NACCO Materials Handling Group, Inc. (the “Company”), on the order of the Compensation Committee of the Board of Directors of the Company, hereby adopts this Amendment No. 3 to the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (Effective as of January 1, 2000) (the “Plan”) effective as of January 1, 2003. Words and phrases used herein with initial capital letters which are defined in the Plan are used herein as so defined.

Section 1

     Section 11(b)(ii)(2) of the Plan is hereby amended in its entirety to read as follows:

     “(2) Notwithstanding the provisions of clause (1), (A) each Employer shall be solely liable for the payment of the Awards it granted to its employees; (B) if a Participant has been employed by more than one Employer, the Employer who employs the Participant at the time of the payment of the Award shall pay the entire amount of such Award; (C) each Employer (unless it is Insolvent) shall reimburse the paying Employer for its allocable share of the Participant’s Award; (D) if any responsible Employer is Insolvent at the time of payment, the last Employer shall not be required to make a distribution to the Participant with respect to amounts which are allocable to service with that Employer; and (E) each Employer shall (to the extent permitted by applicable law) receive an income tax deduction for the Employer’s allocable share of the payment of the Participant’s Award.”

EXECUTED this 9th day of April, 2003.

NACCO MATERIALS HANDLING GROUP, INC.

By:	/s/ James M. Phillips

Title:	Vice President Human Resources